Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-220044, 333-190795, 333-168273, 333-135773, 333-107470, 333-57503, 333-49865 and 333-14533 on Form S-8 and Registration Statement Nos. 333-205175 and 333-172359 on Form S-3, of our reports dated April 19, 2018, relating to the consolidated financial statements of Cherokee Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern due to an anticipated violation of a debt covenant during the upcoming twelve months), and the effectiveness of Cherokee Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cherokee Inc. for the year ended February 3, 2018.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 19, 2018